Exhibit 99-B.10 – Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective
Amendment No. 2 to the Registration Statement (Form S-1, No. 333-133153) and related
Prospectus of ING USA Annuity and Life Insurance Company and to the inclusion and incorporation by reference therein of our reports dated March 23, 2007, with respect to the financial statements and schedules of ING USA Annuity and Life Insurance
Company included in its Annual Report (Form 10-K) for the year ended December 31,
2006, filed with the Securities and Exchange Commission, included in Part I within the
Prospectus.

/s/ Ernst & Young LLP

Atlanta, Georgia October 9, 2007